Exhibit 99.1

Dyax Corp. Announces Third Quarter 2014 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--October 28, 2014--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the third quarter ended September 30, 2014. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates regarding its key value drivers –including the KALBITOR® (ecallantide) business, DX-2930 and the Licensing and Funded Research Portfolio (LFRP).

Highlights for the third quarter 2014 included:

  Completed dosing of the third cohort (300mg) in the Phase 1b study of DX-2930 in October;
  Receipt of royalty revenue based on sales of CYRAMZA® (ramucirumab), the first approved therapeutic product from the LFRP;
  KALBITOR® net sales were $20.3 million, a 22% increase over the second quarter 2014 net sales which were $16.6 million; and
  Cash, cash equivalents and investments at September 30, 2014 totaled $187.9 million.

"We have made tremendous progress this year and continue to build on the positive momentum in our key areas,” said Gustav Christensen, President and Chief Executive Officer of Dyax. “The KALBITOR business is performing above our expectations and the DX-2930 program is progressing through the clinic with Phase 1b results scheduled to report early next year. Additionally, the LFRP is now generating royalty revenue as the pipeline continues to mature and produce positive clinical developments.”

2014 Third Quarter Financial Results

Total revenues for the quarter ended September 30, 2014 were $22.0 million, as compared to $13.7 million for the comparable quarter in 2013. Included in 2014 revenues were $20.3 million of KALBITOR net sales, as compared to $10.8 million for the same period in 2013. The 2014 third quarter revenues also included the initial royalties of approximately $700,000 based on sales of CYRAMZA, the first approved therapeutic product from the LFRP. For the nine months ended September 30, 2014, total revenues were $55.7 million, compared to $37.1 million for the same period in 2013. The nine-month 2014 revenues included $49.4 million of KALBITOR net sales, as compared to $27.9 million in the 2013 period.

Dyax expects quarterly and annual revenues to fluctuate. For KALBITOR, revenue fluctuations are primarily due to variability in the rate at which patients utilize KALBITOR to treat attacks (particularly among patients who experience and treat frequent attacks), as well as the timing and amount of distributor demand. For the LFRP, revenue fluctuations may be caused by the irregularity of future milestone payments, the clinical activities of our licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the third quarter of 2014 were $1.4 million, as compared to $720,000 for the same quarter in 2013. For the nine months ended September 30, 2014, cost of product sales were $3.2 million, as compared to $2.0 million for the same period in 2013. Cost of royalties for the third quarter of 2014 was approximately $300,000, consisting of pass-through fees under an LFRP cross-licensing arrangement.

Research and development expenses for the third quarter of 2014 were $8.3 million, as compared to $8.1 million for the same quarter in 2013. For the nine months ended September 30, 2014, research and development expenses were $23.6 million, as compared to $23.2 million for the same period in 2013. Research and development expenses primarily relate to the following Dyax initiatives: 1) development costs associated with DX-2930, together with other research programs; 2) KALBITOR medical support and post-marketing requirements; and 3) pass-through license fees paid by Dyax licensees under the LFRP.

Selling, general and administrative expenses were $10.1 million for the third quarter of 2014, as compared to $8.5 million for the same quarter in 2013. For the nine months ended September 30, 2014, selling, general and administrative costs were $30.2 million, as compared to $29.8 million for the same period in 2013.

For the quarter ended September 30, 2014, Dyax reported a net loss of $816,000 or $0.01 per share attributable to common stockholders, as compared to a net loss of $6.2 million or $0.06 per share for the same quarter in 2013. For the nine months ended September 30, 2014, Dyax reported a net loss of $9.6 million or $0.07 per share attributable to common stockholders, as compared to a net loss of $25.8 million or $0.25 per share for the same period in 2013.

As of September 30, 2014, Dyax had cash, cash equivalents, and investments totaling $187.9 million, exclusive of restricted cash.

Financial Guidance

With the performance of KALBITOR net sales during the first nine months of 2014, the Company expects to surpass its previous 2014 top-line total revenue guidance of $67 million. The Company intends to provide financial guidance for 2015 in conjunction with its release of fourth quarter and full year 2014 financial results.

Webcast and Conference Call
Date:	Tuesday, October 28, 2014
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (http://investor.dyax.com/events.cfm) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through November 24, 2014 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 13955843. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company currently markets KALBITOR® (ecallantide) for the treatment of acute attacks of hereditary angioedema (HAE) in patients 12 years of age and older. Dyax is also developing DX-2930, a fully human monoclonal antibody, for the potential prophylactic treatment of HAE.

Both KALBITOR and DX-2930 were identified using Dyax's proprietary phage display technology. Dyax has broadly licensed this technology and has a portfolio of product candidates being developed by its licensees, which it refers to as the LFRP. The Company is eligible to receive future milestones and/or royalties dependent upon the development and commercialization of these candidates. In 2014, Dyax’s licensee Eli Lilly and Company began marketing their FDA approved product, CYRAMZA® (ramucirumab), as a single-agent treatment for patients with advanced gastric cancer after prior chemotherapy, making this the first royalty-bearing therapeutic product from Dyax’s LFRP.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for product candidates in the LFRP, the prospects for and timing of the clinical development of DX-2930 and financial guidance for 2014 revenue. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty regarding KALBITOR’s market share; uncertainty regarding treatment rates for patients on KALBITOR and distributor channel inventory levels; uncertainty regarding the clinical development and prospects for regulatory approval of DX-2930; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of product candidates in the LFRP; uncertainties as to whether one or more product candidates in the LFRP will achieve development and regulatory milestones and be commercialized and generate royalties; uncertainties regarding Lilly’s ability to successfully market CYRAMZA for the treatment of advanced gastric cancer; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR and DX-2930; uncertainties regarding the development and any resulting marketing, sales and distribution of KALBITOR outside of the United States; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K as updated by its Quarterly Reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

CYRAMZA® is a registered trademark of Eli Lilly and Company.

- financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$20,274	$10,772	$49,363	$27,927
Development and license fees	1,035	2,919	5,648	9,140
Royalty revenue	684	-	684	-

Total revenues, net	$21,993	$13,691	$55,695	$37,067

Costs and expenses:
Cost of product sales	1,393	720	3,153	1,991
Cost of royalty revenues	342	-	342	-
Research and development	8,268	8,105	23,593	23,226
Selling, general and administrative	10,132	8,507	30,186	29,804

Total costs and expenses	20,135	17,332	57,274	55,021

Income (loss) from operations	1,858	(3,641)	(1,579)	(17,954)

Other income (expense):
Interest and other income	81	199	192	206
Interest and other expense	(2,755)	(2,746)	(8,201)	(8,065)
Total other expense	(2,674)	(2,547)	(8,009)	(7,859)

Net loss	$(816)	$(6,188)	$(9,588)	$(25,813)

Basic and diluted net loss per share	$(0.01)	$(0.06)	$(0.07)	$(0.25)

Shares used in computing basic and diluted net loss per share	136,282,842	109,731,276	132,301,051	104,821,199

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	September 30,	December 31,
	2014	2013
	(In thousands)
Assets

Cash, cash equivalents and investments	$187,877	$111,381
Accounts receivable, net	6,096	6,506
Inventory	7,329	8,362
Fixed assets	4,709	4,960
Restricted cash	1,100	1,100
Other assets	4,725	1,898

Total assets	$211,836	$134,207

Liabilities and Stockholders' Equity

Accounts payable and other current liabilities	$14,556	$14,822
Deferred revenue	7,110	8,021
Note payable and other long-term debt	82,003	81,979
Other long-term liabilities	3,045	3,063

Total liabilities	106,714	107,885

Common and preferred stock and additional paid-in capital	648,547	560,282
Accumulated deficit and other comprehensive income	(543,425)	(533,960)

Total stockholders' equity	105,122	26,322

Total liabilities and stockholders' equity	$211,836	$134,207

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Director, Investor Relations
and Corporate Communications
jrobinson@dyax.com